Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the previously filed Registration Statements of Illinois Tool Works Inc. on Form S-8 (File No.’s 333-105731, 333-108088, 333-75767 and 333-69542), Form S-4 (File No.’s 333-02671, 333-25471 and 333-88801), Form S-3 (File No.’s 33-5780 and 333-70691) and Premark International, Inc.’s previously filed Registration Statements on Form S-3 (File No.’s 33-35137 and 333-62105) of our report dated March 1, 2005, relating to the financial statements of Illinois Tool Works Inc. and management’s report on the effectiveness of internal control over financial reporting incorporated by reference in the Annual Report on Form 10-K of Illinois Tool Works Inc. for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
March 4, 2005